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                                                                    EXHIBIT 99.1

                                     FOR FURTHER INFORMATION CONTACT:
                                     --------------------------------

                                     Timothy M. Leonard
                                     Vice President and Chief Financial Officer
                                     DBT Online, Inc.
                                     (800) 982-5000

FOR IMMEDIATE RELEASE

              DBT ONLINE COMPLETES KNOWX.COM & INFORMED ACQUISITION

         BOCA RATON, FL, September 24, 1999 - DBT Online, Inc. (NYSE: DBT) announced it has closed on the acquisition of the online public records business of Information America of Atlanta, Ga. from The Thomson Corporation. The acquisition includes KnowX.com (www.knowx.com), a leading Internet based public record research tool for consumer and small office users, and Informed which offers qualified users, including commercial lending and leasing companies, access to public information through the Internet or dial-up modems.

         DBT acquired KnowX.com and Informed as part of its strategy to expand and diversify its customer base and enable the Company to further market its existing products to the rapidly growing population of Internet users. The acquisition price was $25 million in cash plus 329,172 DBT warrants with a strike price of $52.50 and a duration of 18 months. Credit Suisse First Boston Corporation acted as financial advisor to DBT with respect to the acquisition.

                             ABOUT DBT ONLINE, INC.

         DBT Online, Inc. (www.dbtonline.com) is one of the country's largest depositories of public records and other information, containing more than 4 billion records and more than 25 terabytes of data storage capacity. DBT's customers use its online information services to detect fraudulent activity, assist law enforcement efforts, locate people and assets, and verify information and identities, as well as many other purposes. DBT currently has more than 14,000 customers, consisting primarily of insurance companies, law firms, private investigators, and law enforcement and government agencies.

CONTACT: Kimberly Ferro at 212-889-1727 x106 or Susan Romeo at 212-889-1727x114 for DBT Online, Inc.

FORWARD-LOOKING STATEMENTS: Information contained above with respect to the Company's Results of Operations, regarding expected future events and financial results, is forward-looking and subject to risks and uncertainties. Those statements are forward-looking statements within the meaning of Section 31E of the Securities Exchange Act of 1934. The following important factors could affect the future results of the Company and could cause those results to differ materially from those expressed in the



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forward-looking statements: (i) the ability to manage DBT's rapid expansion,
(ii) protecting DBT's proprietary technology, (iii) impact of future government regulation on the availability of public records, and (iv) the extent, timing and success of competition from other database providers.